Exhibit 99.2

VSE Corporation and Subsidiaries
Unaudited Pro Forma Combined Financial Statements
As of and for the Three Months ended March 31, 2011
and for the Year ended December 31, 2010

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On June 6, 2011, VSE Corporation (“VSE”) acquired Wheeler Bros., Inc. (“WBI”), a supply chain management company headquartered in Somerset, PA.  WBI supplies vehicle parts to the U.S. Postal Service and the Department of Defense.

At the time of the WBI acquisition, VSE and WBI had different fiscal year ends.  Certain amounts in the historical financial statements of WBI have been reclassified to conform to VSE’s presentation.

The unaudited pro forma combined balance sheet as of March 31, 2011 has been prepared as if the WBI acquisition had occurred on such date and combines the consolidated balance sheet of VSE and the balance sheet of WBI as of March 31, 2011.

The unaudited pro forma combined statements of income are presented as if the WBI acquisition had occurred on January 1, 2010. The unaudited pro forma combined statement of income for the year ended December 31, 2010 combines the consolidated statement of income of VSE for the year ended December 31, 2010 and statement of income of WBI for the twelve months ended September 30, 2010.  The unaudited pro forma combined statement of income for the three months ended March 31, 2011 combines the statements of income of VSE and WBI for the three months ended March 31, 2011.

The historical consolidated financial information of VSE and the financial information of WBI have been adjusted in the unaudited pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the WBI acquisition, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results.  The unaudited pro forma combined financial information should be read in conjunction with the accompanying notes thereto.  In addition, the unaudited pro forma combined financial information was based on and should be read in conjunction with the:

•	historical audited consolidated financial statements for the year ended December 31, 2010 and the related notes of VSE included in its Annual Report on Form 10-K;
•	historical unaudited interim consolidated financial statements and related notes of VSE included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2011; and
•	historical consolidated financial statements of WBI included as Exhibit 99.1 to this Current Report on Form 8-K/A.

The unaudited pro forma combined financial statements are provided for informational purposes only and are not intended to represent what the actual combined results of operations or the combined financial position of VSE would have been had the WBI acquisition been completed as of the dates indicated.  In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of VSE combined nor does it reflect any operational efficiency that may have been achieved if the acquisition had occurred on January 1, 2010 or March 31, 2011.  WBI’s operating results included in the unaudited pro forma combined statement of income for the three months ended March 31, 2011 are not intended to represent operating results for a full year.

The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting which requires, among other things, the assets acquired and liabilities assumed to be recognized at their fair values as of the acquisition date.  We believe that the fair values assigned to the assets acquired and the liabilities assumed, as reflected in the pro forma financial statements, are based on reasonable assumptions. However, all components of the purchase price allocation are considered preliminary.  VSE's judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed can materially impact the results of operations.  We anticipate finalizing the purchase price allocations during 2011.

VSE Corporation and Subsidiaries
Unaudited Pro Forma Combined Balance Sheet
As of March 31, 2011
(in thousands except share and per share amounts)

	VSE Corporation	Wheeler Bros., Inc.	Adjustments			Pro Forma as Adjusted
Assets
Current assets:
Cash and cash equivalents	$2,303	$33,625	$(28,994)	3	(a)	$6,934
Marketable securities	-	4,448	(4,448)	3	(b)	-
Receivables, principally U.S. Government, net	137,931	15,356				153,287
Inventories	299	36,354				36,653
Deferred tax assets	403	-				403
Other current assets	9,595	2,872	723	3	(j)	13,190
Total current assets	150,531	92,655	(32,719)			210,467

Property and equipment, net	43,324	1,481				44,805
Intangible assets, net	24,140	-	89,400	3	(c)	113,540
Goodwill	37,396	-	63,627	3	(d)	101,023
Deferred tax assets	958	-				958
Other assets	14,217	1,256	2,356	3	(e)	17,829
Total assets	$270,566	$95,392	$122,664			$488,622

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$6,667	$-	$12,083	3	(f)	$18,750
Accounts payable	59,609	7,626	6,468	3	(g)	73,703
Accrued expenses	29,413	6,825				36,238
Dividends payable	314	-				314
Total current liabilities	96,003	14,451	18,551			129,005

Long-term debt	9,444	-	167,970	3	(f)	177,414
Deferred compensation	8,882	-				8,882
Long-term lease obligations	21,868	-				21,868
Other liabilities	5,528	-	22,782	3	(h)	28,310
Total liabilities	141,725	14,451	209,303			365,479

Commitments and contingencies

Stockholders’ equity:
Common stock	262	120	(120)	3	(i)	262
Additional paid-in capital	16,898	-				16,898
Retained earnings	111,681	80,404	(86,102)	3	(j)	105,983
Other comprehensive income	-	528	(528)	3	(i)	-
Treasury stock	-	(111)	111	3	(i)	-
Total stockholders’ equity	128,841	80,941	(86,639)			123,143
Total liabilities and stockholders’ equity	$270,566	$95,392	$122,664			$488,622

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements

VSE Corporation and Subsidiaries
Unaudited Pro Forma Combined Statement of Income
(in thousands except share and per share amounts)

	December 31, 2010 VSE Corporation	September 30, 2010 Wheeler Bros., Inc.	Adjustments			Year Ended December 31, 2010 Pro Forma as Adjusted

Revenues:
Services	$853,063	$-	$-			$853,063
Products	12,973	158,223	-			171,196
Total revenues	866,036	158,223	-			1,024,259

Contract costs
Services	816,880	-	-			816,880
Products	8,739	126,309	4,755	4	(a)	139,803
Total contract costs	825,619	126,309	4,755			956,683

Selling, general and administrative expenses	2,204	1,299	(800)	4	(b)	2,703

Operating income	38,213	30,615	(3,955)			64,873

Interest expense, net	180	206	5,084	4	(c)	5,470

Income before income taxes	38,033	30,409	(9,039)			59,403

Provision for income taxes	14,346	1,038	7,158	4	(d)	22,542

Net income	$23,687	$29,371	$(16,197)			$36,861

Basic and diluted weighted average shares outstanding	5,189,263					5,189,263

Basic and diluted earnings per share	$4.56					$7.10

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements

VSE Corporation and Subsidiaries
Unaudited Pro Forma Combined Statement of Income
For the Three Months Ended March 31, 2011
(in thousands except share and per share amounts)

	VSE Corporation	Wheeler Bros., Inc.	Adjustments			Pro Forma as Adjusted

Revenues:
Services	$148,247	$-	$-			$148,247
Products	2,997	40,909	-			43,906
Total revenues	151,244	40,909	-			192,153

Contract costs
Services	141,426	-	-			141,426
Products	2,088	31,778	1,188	4	(a)	35,054
Total contract costs	143,514	31,778	1,188			176,480

Selling, general and administrative expenses	821	482	(767)	4	(b)	536

Operating income	6,909	8,649	(421)			15,137

Interest expense, net	144	2	1,153	4	(c)	1,299

Income before income taxes	6,765	8,647	(1,574)			13,838

Provision for income taxes	2,593	252	2,461	4	(d)	5,306

Net income	$4,172	$8,395	$(4,035)			$8,532

Basic and diluted weighted average shares outstanding	5,214,334					5,214,334

Basic and diluted earnings per share	$0.80					$1.64

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(Dollars in thousands)

Note 1- Acquisition Transaction

On June 6, 2011, VSE acquired WBI, a supply chain management company headquartered in Somerset, PA.  WBI supplies vehicle parts to the U.S. Postal Service and the Department of Defense. VSE sees significant opportunities for leveraging WBI’s supply chain capabilities with our work of extending the service lives of legacy ships, vehicles, aircraft and their systems.

Cash paid at closing was $180 million, which includes approximately $1.9 million of prepaid retention bonuses that are being expensed in the post-acquisition period as the employees provide service.  As such, the initial cash purchase price was approximately $178.1 million.

The total estimated acquisition consideration used in preparing the unaudited pro forma combined financial statements is as follows (in thousands):

Acquisition Consideration:

Cash	$178,095
Acquisition date fair value of earn-out obligation (preliminary)	22,782
Total consideration	$200,877

We entered into a loan agreement in June 2011 with a syndicate of banks to finance the WBI acquisition and provide working capital for our continuing operations.  The loan agreement consists of a term loan facility and a revolving loan facility.

The WBI acquisition has been accounted for using the acquisition method of accounting which requires, among other things, the assets acquired and the liabilities assumed be recognized at their fair values as of the acquisition date.

Note 2- Preliminary Allocation of Purchase Price

The total estimated purchase price was allocated to WBI’s net assets based on their estimated fair value as of June 6, 2011.  We recorded the excess of the purchase price over the net assets acquired as goodwill.  The allocation of the purchase price shown in the table below is preliminary and subject to change based on finalizing our detailed valuations.  We allocated the purchase price as follows (in thousands):

Description	Fair Value
Cash	$ 3,163
Accounts receivable	11,953
Inventories	37,524
Other current assets	3,940
Property and equipment	1,637
Intangibles – customer-related	69,400
Intangibles – acquired technologies	12,400
Intangibles – trade name	7,600
Current liabilities	(10,367)

Net identifiable assets acquired	137,250
Goodwill	63,627

Total consideration	$200,877

Cash consideration	$178,095
Acquisition date fair value of earn-out obligation	22,782
Total consideration	$200,877

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(Dollars in thousands)

The amount of goodwill recorded for the WBI acquisition as of the acquisition date was approximately $63.6 million and reflects the strategic advantage of adding supply chain management to the work VSE has historically performed to extend the life of military ships, vehicles, aircrafts and their installed systems. We believe that the supply chain capabilities we gain through the acquisition of WBI will enable vertical market expansion in our core business of sustaining legacy platforms and systems.  Of the purchase price, $69.4 million was recorded as customer related intangible asset to be amortized on a straight-line basis over 12 years. Approximately $12.4 million was recorded as an acquired technologies intangible asset that will be amortized on a straight-line basis over 11 years.  In addition, $7.6 million was allocated to WBI’s trade name to be amortized on a straight-line basis over nine years.  The fair values assigned to the intangible assets acquired were based on estimates, assumptions, and other information compiled by management, including independent valuations that utilized established valuation techniques.

Note 3 – Unaudited Pro Forma Combined Balance Sheet

The unaudited pro forma combined balance sheet gives effect to the WBI acquisition as if it had occurred on March 31, 2011.

The following pro forma adjustments are included in the unaudited pro forma combined balance sheet:

a)	To reflect the net cash outflows as a result of the WBI acquisition, which consists of the following:

Proceeds from term loan and revolving loan facilities	$196,164
Repayment of existing loans	(16,111)
Payment to sellers	(180,000)
Reduction in payment to sellers for estimated working capital adjustment	1,607
Payment of bank related fees on new loan facilities	(1,633)
Payment of interest on existing term loan	(27)
Distributions to former WBI shareholders prior to acquisition	(28,994)
Net cash outflows	$(28,994)

b)	To reflect the reduction in marketable securities not acquired in the WBI acquisition.

c)	To reflect the preliminary estimated identifiable intangible assets resulting from the acquisition. See also Note 2 for a more detailed discussion.

d)	To reflect the preliminary goodwill amount recognized in the WBI acquisition. See also Note 2 for a more detailed discussion.

e)
To reflect the increase in other assets resulting from 1) capitalized loan fee of $1,707 related to the WBI acquisition, 2) prepaid retention bonuses of $1,905 that will be expensed over 48 months as the employees provide services and 3) a reduction of $1,256 for WBI key man life insurance policies that were not acquired by VSE.

f)	To reflect the net increase in long-term debt, which consists of the following:

	Current portion of long-term debt	Long-term debt, less current portion
New borrowings under the term loan and revolving loan facilities	$18,750	$177,414
Repayment of existing borrowings	(6,667)	(9,444)
Net increase	$12,083	$167,970

g)
To reflect accrual of acquisition related costs incurred after March 31, 2011 of $6,421, bank loan fees of $75, and payment of accrued interest and unused loan fees of $28 associated with the repayment of existing borrowings resulting from WBI acquisition.

h)	To reflect the acquisition date estimated fair value of the earn-out obligation. See also Note 1 for a more detailed discussion.

i)	To eliminate WBI’s common stock, other comprehensive income and treasury stock at acquisition.

j)	To reflect the elimination of the historical equity balances of WBI of $80,404 and transaction costs of $6,421, reduced by applicable income taxes of $723.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(Dollars in thousands)

Note 4 – Unaudited Pro Forma Combined Statements of Income

The unaudited pro forma combined statements of income gives effect to the acquisition as if it had occurred on January 1, 2010.  As a result of the WBI acquisition, we are separately presenting revenues and contract costs for products and services.

The following pro forma adjustments are included in the unaudited pro forma combined statements of income:

a)
To reflect the amortization of the preliminary fair values of intangible assets of $7,755 for the year ended December 31, 2010 and $1,939 for the three months ended March 31, 2011 and the reduction of salary expense associated with new employment agreements entered into for certain WBI executives as part of the WBI acquisition of $3,000 for the year ended December 31, 2010 and $750 for the three months ended March 31, 2011.

b)	To reflect changes in selling, general and administrative costs as follows:

	Year Ended December 31, 2010	Three Months Ended March 31,2011
Retention bonus amortization. (See Note 1 for further discussion)	$ 459	$ 114
Eliminate the WBI charitable donations that will not be made after the WBI acquisition	(1,712)	(519)
Eliminate VSE and WBI acquisition costs	-	(406)
Eliminate WBI investment income associated with marketable security investments not acquired by VSE	453	44
Adjustment to selling, general and administrative cost	$ (800)	$ (767)

c)	To reflect the increase in interest expense associated with the WBI acquisition related debt, as follows:

	Year Ended December 31, 2010	Three Months Ended March 31,2011
Estimated interest expense associated with term and revolving loan facilities	$4,743	$1,068
Amortization of bank related fees on new loan facilities	341	85
Increase in interest expense	$5,084	$1,153

To mitigate the risks associated with future interest rate movements on our term and revolving loan facilities, we employed interest rate hedges to fix the rate on a significant portion of our outstanding borrowings.    While the immediate result of fixing these rates is an increase in the net effective rate as compared to the effective rate on our aggregate borrowing as of June 6, 2011, the fixed rates will protect us against future interest rate increases.  We purchased a three-year amortizing LIBOR interest rate swap on the term loan debt in the amount of $101 million.  With the swap in place, we will pay an effective rate on the hedged term debt of 0.56% plus our base margin during the first year the hedge is in place for an estimated fixed rate of 2.76%.  We also purchased a two year LIBOR interest rate swap on the revolving loan debt in the amount of $40 million.  With the swap in place, we will pay an effective rate on the hedged term debt of 0.7775% plus our base margin for two years for an estimated fixed rate of 3.03%.

We computed the interest expense on the portion of our borrowing not hedged at 2.51% which was the effective interest rate on our aggregate outstanding debt at the time of the new loan agreement.  A 1/8% change in this variable interest rate would result in an adjustment to interest expense of approximately $49 for the year ended December 31, 2010 and $17 for the three months ended March 31, 2011.

d)
To reflect the tax effects of the pro forma adjustments and the historical pre-tax income of WBI at the estimated statutory income tax rate for the period.  WBI was previously registered as an S- corporation, and as such, was not subject to Federal income taxes and most state income taxes.

WBI’s operating results included in the unaudited pro forma combined statement of income for the three months ended March 31, 2011 are not intended to represent operating results for a full year.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(Dollars in thousands)

Note 5 – Earnings per Share

Because VSE paid cash to acquire WBI and did not issue any stock or stock-based awards in connection with the WBI acquisition, the number of weighted average common shares outstanding used to compute pro forma basic and diluted earnings per share are the same as the VSE historical amounts.